Exhibit 4.29

IMC GLOBAL INC.,

THE MOSAIC COMPANY,

CARGILL FERTILIZER, LLC

and

THE BANK OF NEW YORK, as Trustee

FORM OF

SUPPLEMENTAL INDENTURE

Dated as of             , 2004

to

INDENTURE

Dated as of May 17, 2001

10.875% Senior Notes Due 2008

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

SECTION 1.1.	Definitions	1

ARTICLE II

COVENANTS

SECTION 2.1.	Covenants	39

ARTICLE III

SUCCESSOR CORPORATION

SECTION 3.1.	Successor Corporation	63

ARTICLE IV

EVENTS OF DEFAULT

SECTION 4.1.	Events of Default	65

ARTICLE V

CONSENTS

SECTION 5.1.	With Consent of Noteholders	69

ARTICLE VI

GUARANTEES

SECTION 6.1.	Limitation of Note Guarantee	71
SECTION 6.2.	Release of Guarantor	71
SECTION 6.3.	Mosaic and Cargill Fertilizer, LLC Guarantees	72

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		Page
ARTICLE VII

NOTES
SECTION 7.1.	Notation on Notes	73

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.	Effect of Supplemental Indenture; Effectiveness and Operation	73
SECTION 8.2.	Trust Indenture Act Controls	73
SECTION 8.3.	Notices	74
SECTION 8.4.	Trustee	75
SECTION 8.5.	Governing Law	76
SECTION 8.6.	Successors	76
SECTION 8.7.	Multiple Counterparts	76
SECTION 8.8.	Table of Contents, Heading, etc.	76
SECTION 8.9.	Separability	76

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SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                 , 2004, among IMC GLOBAL INC., a Delaware corporation, as issuer (the “Company” or “IMC”), The Mosaic Company, a Delaware corporation, Cargill Fertilizer, LLC, a Delaware limited liability company, and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company and certain guarantors identified therein have heretofore executed and delivered to the Trustee an indenture dated May 17, 2001 (as amended and supplemented from time to time, the “Original Indenture”) pursuant to which the Company has issued heretofore $417.5 million aggregate principal amount of Notes;

WHEREAS, the Company has solicited consents from Holders of the Notes to certain amendments (the “Amendments”) to the Original Indenture and the Notes, which are set forth in this Supplemental Indenture;

WHEREAS, the Company has received the written consent to the Amendments of Holders of a majority of the principal amount of the outstanding Notes;

WHEREAS, on the Operative Date (as defined below) (but not prior thereto), the Amendments shall become and remain operative;

WHEREAS, in connection with the Amendments, on the Operative Date, the Note Guarantees of Mosaic and Cargill Fertilizer, LLC will become and remain operative;

WHEREAS, pursuant to Section 8.06 of the Original Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party hereto mutually covenants and agrees for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions.

The Original Indenture together with this Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by this Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this Supplemental Indenture, the definition in this Supplemental Indenture shall apply to the Indenture and the Notes.

Section 1.01 of the Original Indenture is hereby amended and restated in its entirety as follows:

“SECTION 1.01. Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation, except for Indebtedness of a Person or any of its subsidiaries that is repaid at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries.

“Additional Interest” means “Special Interest,” as defined in the Exchange and Registration Rights Agreement.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Guarantor” means each of

•	Mosaic,

•	Cargill Fertilizer, LLC,

•	each intermediary holding company, if any, between Mosaic and Cargill Fertilizer, LLC,

•	each Subsidiary of Mosaic and each Subsidiary of Cargill Fertilizer, LLC (in each case, other than the Company and its Restricted Subsidiaries) that directly or indirectly guarantees Indebtedness under the Credit Agreement (provided that such Subsidiary’s Note Guarantee may be limited to the same extent as such Subsidiary’s guarantee under the Credit Agreement), and

•	each Phosphates Entity (notwithstanding whether or not such entity is a Subsidiary of the Company).

“Agent” means any Registrar, Paying Agent, or agent for service or notices and demands.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“Argus Lease” means, collectively, (1) Facility Lease-Undivided Interest (Searles Valley Trust 1996-A), dated as of July 15, 1996, between U.S. Trust Company of California, N.A., as Lessor, and North American Chemical Company, as Lessee, (2) Participation Agreement (Searles Valley Trust 1996-A), dated as of July 15, 1996, among North American Chemical Company, Harris Chemical Company North America, Inc., Phillip Morris Capital Corporation, and the U.S. Trust Company of California, N.A., (3) Facility Lease-Undivided Interest (Searles Valley Trust 1996-B), dated as of July 15, 1996, between the U.S. Trust Company of California, N.A., as Lessor, and North American Chemical Company, as Lessee, and (4) Participation Agreement (Searles Valley Trust 1996-B), dated as of July 15, 1996, among North American Chemical Company, Harris Chemical Company North America, Inc., General Electric Capital Corporation, and the U.S. Trust Company of California, N.A.

“asset” means any asset or property.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any sale and leaseback transaction) to any Person other than the Company or any of its Restricted Subsidiaries of (x) any Capital Stock of any Restricted Subsidiary of the Company; or (y) any other assets of the Company or any of its Restricted Subsidiaries other than in the ordinary course of business; provided, however, that Asset Sales shall not include

(1)

any transaction or series of related transactions involving the sale, issuance, conveyance, lease, assignment or other transfer of any asset or assets with an aggregate fair market value (as reasonably determined in good faith by the Board of Directors or a senior officer of the

Company) of less than $25.0 million by the Company or any of its Restricted Subsidiaries,

(2)	sales of accounts receivable of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof to the extent such Securitization Entity incurs Indebtedness specified by clause (14) of the definition of “Permitted Indebtedness,”

(3)	sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Restricted Subsidiaries to the extent that such license does not prohibit the Company or any of its Restricted Subsidiaries from using the technologies licensed and does not require the Company or any of its Restricted Subsidiaries to pay any fees for any such use,

(4)	the sale, lease, conveyance, disposition or other transfer (a) of all or substantially all of the assets of the Company as permitted under Section 5.01, (b) of any Capital Stock or other ownership interest in or assets of an Unrestricted Subsidiary or a Person which is not a Subsidiary, (c) pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Company or any of its Subsidiaries with a Lien on such assets, which Lien is permitted under this Indenture, (d) involving only Cash Equivalents or inventory in the ordinary course of business or obsolete equipment or (e) including only the lease or sublease of any real or personal property in the ordinary course of business,

(5)	the consummation of any transaction covered by and effected in accordance with the terms of Section 4.09,

(6)	any sale, issuance, conveyance, lease or other transfer of assets or Capital Stock pursuant to a Phosphates Combination Transaction,

(7)	any transaction or series of related transactions involving the sale, issuance, conveyance, transfer, lease, assignment or other transfer of assets by the Company and/or its Restricted Subsidiaries to an Affiliate Guarantor, so long as such assets (a) are used in the ordinary course of business of the Affiliate Guarantors and (b) are not individually or in the aggregate material to the Company and its Restricted Subsidiaries on a consolidated basis, and

(8)	any transaction or series of related transactions involving the sale, issuance, conveyance, transfer, lease, assignment or other transfer of assets by the Company and/or its Restricted Subsidiaries, on the one hand, to Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, so long as (a) such assets are used in the ordinary course of business of Mosaic and its Subsidiaries, (b) such assets are not individually or in the aggregate material to the Company and its Restricted Subsidiaries on a consolidated basis and (c) the consideration received by the Company and/or its Restricted Subsidiaries for such sale, issuance, conveyance, transfer, lease, assignment or other transfer is not less than fair market value consideration for such assets as reasonably determined in good faith by the Board of Directors or a senior officer of the Company.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” or any other Law relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

“Board of Directors” means (1) as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof and (2) as to any other Person, the functionally comparable body of such Person or any duly authorized committee thereof.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of penalty.

“Cargill” means Cargill, Incorporated, a Delaware corporation, and any successor thereto.

“Cargill Fertilizer, LLC” means Cargill Fertilizer, LLC, a limited liability company organized under the laws of Delaware, and any successor thereto.

“Cargill Transactions” means the transactions contemplated by the Agreement and Plan of Merger and Contribution, dated as of January 26, 2004, among the Company, Mosaic, GNS Acquisition Corp., a Delaware corporation, Cargill and Cargill Fertilizer, Inc., a Delaware corporation, as may be amended from time to time (the “Merger and Contribution Agreement”).

“Cash Equivalents” means:

(1)	a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

(2)	a certificate of deposit or banker’s acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Agreement, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P, A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition);

(3)	open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P, P-2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency;

(4)	repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P, Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

(5)	“money market” preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(6)	tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency; and

(7)	shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (1) through (6) above.

“Change of Control” means the occurrence of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than a Permitted Holder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of the Company; or

(2)	Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of the Company; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a wholly owned Restricted Subsidiary of the Company or a Permitted Holder; provided, however, that for purposes of this clause (3), any sale, lease, transfer, conveyance or other disposition of all or any portion of the assets or Capital Stock comprising the IMC Phosphates Business pursuant to a Phosphates Combination Transaction shall not be deemed to be a sale, lease, transfer, conveyance of other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries; or

(4)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction or series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation, when taken together with the Permitted Holders, do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock (other than Disqualified Capital Stock) representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

(5)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Commission” means the Securities and Exchange Commission.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the date of issuance of the Notes or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces such party pursuant to Article Five of this Indenture and thereafter means the successor.

“Company Request” means any written request signed in the name of the Company by the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer or the Treasurer of the Company and attested to by the Secretary or any Assistant Secretary of the Company.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of

(1)	Consolidated Net Income, and

(2)	to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business if such gains, losses, sales or dispositions are excluded from the calculation of Consolidated Net Income), (b) Consolidated Interest Expense, (c) Consolidated Non-cash Charges less any non-cash items (other than accruals of revenues in accordance with GAAP) increasing Consolidated Net Income for such period, and (d) fees and expenses related to any offering by the Company of its Capital Stock all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to (y) Consolidated Fixed Charges of such Person for the Four Quarter Period.

For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period.

In addition, Investments (including any Designation of Unrestricted Subsidiaries), Revocations, acquisitions, dispositions, mergers and consolidations that have been made by the Company or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to the Four Quarter Period and on or prior to the Transaction Date shall be given effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act, to the extent applicable, assuming that all such Investments, Revocations, acquisitions, dispositions, mergers and consolidations

(and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated EBITDA, resulting therefrom, including because of Pro Forma Cost Savings) had occurred on the first day of the Four Quarter Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, Revocation, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Revocation, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a Person other than the Company or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four Quarter Period;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the weighted average rate per annum during the Four Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus

(2)	the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (net of interest income accrued on any escrow account holding funds to repay the Company’s 6.625% senior notes due 2001, 7.40% notes due 2002 or the Polk County bonds), including without limitation, (a) any amortization of debt discount and amortization of deferred financing costs, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person (the “Referent Person”), for any period, the net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication:

(1)	gains or losses on sales, transfers or other dispositions of assets other than in the ordinary course of business or abandonments or reserves relating thereto, and the related tax effect according to GAAP;

(2)	extraordinary gains or extraordinary losses determined in accordance with GAAP, and the related tax effect according to GAAP;

(3)	the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the Referent Person or is merged or consolidated with the Referent Person or any Restricted Subsidiary of the Referent Person;

(4)	the net income (but not loss) of any Restricted Subsidiary of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided that restrictions under the Argus Lease shall be excluded from operation of this clause;

(5)	the net income or loss of any Person that is not a Restricted Subsidiary of the Referent Person except to the extent of cash dividends or distributions paid to the Referent Person or to a wholly owned Restricted Subsidiary of the Referent Person (subject, in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation contained in clause (4) above);

(6)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(7)	income or loss attributable to discontinued operations, other than the Specified Discontinued Businesses prior to the sale thereof;

(8)	in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(9)	gains or losses from the cumulative effect of any change in accounting principles; and

(10)	Non-Cash Asset Write-Downs;

provided, further, that Consolidated Net Income shall be reduced by the product of (x) the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of the Company, expressed as a decimal.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity (or equivalent) of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to (1) Disqualified Capital Stock of such Person and (2) Unrestricted Subsidiaries.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, depletion, amortization and other non-cash charges (other than Non-Cash Asset Write-Downs) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of such Board of Directors on the Issue Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office as of the date hereof is listed in Section 11.02.

“Coverage Ratio Exception” has the meaning set forth in the first paragraph of Section 4.08.

“Credit Agreement” means one or more senior credit agreements, including the Credit Agreement dated as of the Issue Date, as amended and restated as of February 21, 2003, and as further amended on June 4, 2003, June 20, 2003, and March 26, 2004, by and among the Company and certain of the IMC Domestic Subsidiaries, as borrowers, JP Morgan Chase Bank, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and the lenders party thereto from time to time, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or Refinanced from time to time (for the avoidance of doubt, including a Refinancing thereof by Mosaic or its Subsidiaries with respect to which the Company and/or its Restricted Subsidiaries provides a direct or indirect guarantee and/or is a borrower thereunder), including any agreement or agreements extending the maturity of, Refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depository” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Company, which Person must be a clearing agency registered under the Exchange Act.

“Designated Preferred Stock” means preferred stock that is designated as Designated Preferred Stock pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company on the issuance date thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of Section 4.09 and are not used for purposes of clause (2) or (3) of the second paragraph thereof.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the stated maturity of the Notes; or

(2)	convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the stated maturity of the Notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s purchase of such Notes as are required to be purchased pursuant to the provisions of Section 4.18.

“Eligible Obligations” shall mean obligations as a result of the deposit of which (along with the simultaneous deposit, if any, of money or U.S. Government Obligations or both) the Notes will be rated in the highest generic long-term debt rating category assigned by one or more nationally recognized rating agencies to debt with respect to which the issuer thereof has been released from its obligations to the same extent that the Company has been released from its obligations under this Indenture pursuant to the provisions of Article Nine.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange and Registration Rights Agreement” means each Exchange and Registration Rights Agreement among the Company, the Guarantors named therein and the Initial Purchasers named therein with respect to Notes dated on or about the date such Notes (including without limitation Additional Notes) were initially issued in an offering exempt from registration under the Securities Act.

“Exchange Securities” has the meaning provided in the Exchange and Registration Rights Agreement.

“fair market value” means, with respect to any asset, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined

(a)	by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution of the Board of Directors of the Company delivered to the Trustee or

(b)	if expressly permitted by a provision of this Indenture, by a senior officer of the Company, which senior officer shall be acting reasonably and in good faith and which determination shall be evidenced by an officer’s certificate delivered to the Trustee, except in the case of a transaction which in all material respects is exclusively between the Company and/or its Restricted Subsidiaries, on the one hand, and Mosaic and its Subsidiaries, on the other, in which case such officer’s certificate shall not be required.

“Fall-Away Event” has the meaning set forth in Section 4.19.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Funded Debt” means indebtedness (including the Notes) maturing by the terms thereof more than one year after the original creation thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied, that are applicable to the circumstances as of the date of determination; provided that, for purposes of calculating the Consolidated Net Worth of a Person (including all components thereof), “GAAP” shall mean such generally accepted accounting principles as described above in effect on August 1, 1998.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantors” means collectively the Subsidiary Guarantors and the Affiliate Guarantors.

“Holder” or “Noteholder” means the person in whose name a Note is registered on the Registrar’s books.

“IMC Chemicals Business Unit” means the IMC Chemicals business unit as defined for the purposes of the Company’s consolidated financial statements for the year ended December 31, 2000.

“IMC Domestic Subsidiary” means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

“IMC Phosphates Assets” means assets of the IMC Phosphates Business.

“IMC Phosphates Business” means the PhosFeed business segment as such term is used within the meaning of the Company’s consolidated financial statements for the year ended December 31, 2003.

“IMC Phosphates Guarantee” shall have the meaning set forth in clause (3) of the definition of “Permitted Indebtedness.”

“IMC Salt Business Unit” means the IMC Salt business unit as defined for the purposes of the Company’s consolidated financial statements for the year ended December 31, 2000.

“incur” means to create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment. The accretion of principal of a non-interest bearing or other discount security or the accrual of interest shall not be deemed the incurrence of Indebtedness.

“Indebtedness” means with respect to any Person, without duplication,

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)	all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any asset of such Person (which, for the avoidance of doubt, includes without limitation, in the case of the Company and its Restricted Subsidiaries, all obligations of any securitization, receivables or other similar entity or facility of Mosaic or its Subsidiaries to which the Company or a Restricted Subsidiary of the Company contributes or otherwise transfers accounts receivable or other assets with respect to which a Lien securing obligations of Mosaic or its Subsidiaries is created or exists), the amount of such obligation being deemed to be the lesser of the fair market value of such asset or the amount of the obligation so secured;

(8)	all obligations under Currency Agreements, Interest Swap Agreements and Commodity Agreements of such Person;

(9)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price; and

(10)	all Preferred Stock of any Subsidiary of such Person not held by such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the liquidation value thereof.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

Notwithstanding the foregoing, “Indebtedness” shall not include (x) advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future or (y) deferred taxes.

“Indenture” means this Indenture as amended, restated or supplemented from time to time.

“Independent Financial Advisor” means a firm (a) which does not, and whose directors, officers or Affiliates do not, have a material financial interest in the Company and (b) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act.

“interest” means, with respect to the Notes, interest, and Additional Interest, if any.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” excludes (1) extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, (2) any Restricted Payment described in clause (2) of the definition thereof and (3) any purchase or acquisition of Indebtedness of the Company or any of its Restricted Subsidiaries (other than any Restricted Payment described in clause (3) of the definition thereof). If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Issue Date” means May 17, 2001.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in any encumbrance against real or personal property or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Maturity Date” when used with respect to any Note, means the date on which the principal amount of such Note becomes due and payable as therein or herein provided.

“Merger and Contribution Agreement” shall have the meaning set forth in the definition of “Cargill Transactions.”

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mosaic” means The Mosaic Company, a Delaware corporation, and any successor thereto.

“Mosaic Qualified Capital Stock” means Capital Stock of Mosaic that is not Disqualified Capital Stock.

“Mosaic Restricted Dividend” means to

(1)	declare or pay any dividend or make any distribution on or in respect of Capital Stock of Mosaic or its Subsidiaries to holders of such Capital Stock, other than dividends or distributions payable in Mosaic Qualified Capital Stock, or

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of Mosaic or its Subsidiaries or any warrants, options or other rights to purchase or acquire any Capital Stock of Mosaic or its Subsidiaries.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of (a) all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale and (d) appropriate amounts provided by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Proceeds Offer” has the meaning set forth in the third paragraph of Section 4.10.

“Net Proceeds Offer Amount” has the meaning set forth in the third paragraph of Section 4.10.

“Non-Cash Asset Write-Down” means a non-cash write-down or write-off of an asset (other than any such write-down or write-off that requires an accrual of or a reserve for cash charges for any future period); provided that upon the sale of such asset such write-down or write-off shall not be taken into account in calculating Consolidated Net Income, to the extent the gain from any such sale would otherwise increase Consolidated Net Income.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Note Guarantee” means a guarantee of the Notes issued by the Guarantors under Article Ten or issued pursuant to Section 4.16.

“Notes” means the 10.875% Senior Notes Due 2008 issued by the Company, including, without limitation, the Exchange Securities, treated as a single class of securities, as amended from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Officer”, with respect to any Person (other than the Trustee), means the Chairman of the Board of Directors, Chief Executive Officer, the President, any Vice

President or Assistant Vice President and the Chief Financial Officer, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of such Person, or any other officer of such Person designated by the Board of Directors of such Person and set forth in an Officers’ Certificate delivered to the Trustee.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chairman of the Board of Directors, the Chief Executive Officer or the President and the Chief Financial Officer, the Treasurer or the Assistant Treasurer of such Person that shall comply with applicable provisions of this Indenture.

“Ogden” means the solar evaporation facility located in Ogden, Utah, as defined for the purposes of the Company’s consolidated financial statements for the year ended December 31, 2000.

“Operative Date” means the date the amendments set forth in the Supplemental Indenture dated             , 2004 to this Indenture become operative.

“Opinion of Counsel” means a written opinion from legal counsel (who may be counsel to the Company or the Guarantors) stating the matters required by Section 11.05 and delivered to the Trustee.

“Other Indebtedness” has the meaning set forth in the third paragraph of Section 4.10.

“Permitted Holder” means Cargill and its Subsidiaries.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date, including any such Indebtedness held by the Company or any of its Restricted Subsidiaries and including the Notes (and the Exchange Securities) and Note Guarantees with respect thereto and the 2011 Notes issued on the Issue Date (and the Exchange Securities (as defined in the 2011 Exchange and Registration Rights Agreement)) and 2011 Note Guarantees with respect thereto;

(2)	the 2013 Notes issued on August 1, 2003 (and the Exchange Securities (as defined in the 2013 Exchange and Registration Rights Agreement) and 2013 Note Guarantees with respect thereto;

(3)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries pursuant to the Credit Agreement in an aggregate principal amount not to exceed the greater of:

•	$850.0 million at any time outstanding, and

•	the sum of 85% of the book value of accounts receivable and 50% of the book value of inventory of the Company and its Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, less the amount of Indebtedness incurred and outstanding pursuant to clause (14) below.

Any portion of such amount may be incurred by the Company and/or any of its Restricted Subsidiaries (x) as a direct borrower and obligor, (y) pursuant to a direct or indirect guarantee of Indebtedness of an Affiliate Guarantor (such guarantee, an “IMC Phosphates Guarantee”) or (z) pursuant to both clause (x) and clause (y);

(4)

•        Interest Swap Obligations of the Company relating to Indebtedness of the Company or any of its Restricted Subsidiaries or Indebtedness that the Company or any of its Restricted Subsidiaries reasonably intends to incur within six months; and

•	Interest Swap Obligations of any Restricted Subsidiary of the Company relating to Indebtedness of such Restricted Subsidiary or Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

provided, any such Interest Swap Obligations will constitute “Permitted Indebtedness” only if they are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under this Indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

(5)

Indebtedness by the Company or any of its Restricted Subsidiaries under Commodity Agreements and Currency Agreements; provided that (x) such agreements are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in the price of commodities actually at that time used in the ordinary course of business of the Company and its Restricted Subsidiaries, in the case of Commodity

Agreements, and from fluctuations in currency exchange rates, in the case of Currency Agreements, and (y) in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	Indebtedness of a Restricted Subsidiary of the Company owed to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company (other than Liens granted under the Credit Agreement); provided that if any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Liens granted under the Credit Agreement), the issuer of such Indebtedness shall be deemed to have incurred at such time Indebtedness not permitted by this clause (6);

(7)	Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens granted under the Credit Agreement); provided that (x) any Indebtedness of the Company to any Restricted Subsidiary (other than Indebtedness subject to Liens granted under the Credit Agreement) is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and (y) if any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness (other than Liens granted under the Credit Agreement), the Company shall be deemed to have incurred at such time Indebtedness not permitted by this clause (7);

(8)	Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9)	Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such

Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10)	Refinancing Indebtedness incurred to Refinance Indebtedness (x) incurred pursuant to the Coverage Ratio Exception or pursuant to clause (2) above or this clause (10) or (y) referred to in clause (1) above;

(11)	indemnification, adjustment of purchase price or similar obligations of the Company or any of its Restricted Subsidiaries, in each case, incurred in connection with the disposition of any assets of the Company or any of its Restricted Subsidiaries (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition); provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the net proceeds actually received by the Company and such Restricted Subsidiary from such disposition;

(12)	obligations of the Company or any of its Restricted Subsidiaries in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(13)	Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any of its Restricted Subsidiaries, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $50.0 million at any time outstanding;

(14)	the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse (except for Standard Securitization Undertakings) to the Company or any of its Restricted Subsidiaries not to exceed $100.0 million at any time outstanding;

(15)	Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(16)	industrial revenue bonds or similar tax-exempt Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the construction or improvement of operations of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

(17)	the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness incurred by the Company or any of its Restricted Subsidiaries that was permitted to be incurred by the Coverage Ratio Exception or another clause in this definition of Permitted Indebtedness; provided that Section 4.16, to the extent applicable, has been complied with;

(18)	Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $100.0 million at any time outstanding; and

(19)	additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding.

“Permitted Investments” means:

(1)	Investments by the Company or any of its Restricted Subsidiaries in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or any of its Restricted Subsidiaries;

(2)	Investments in the Company by any of its Restricted Subsidiaries; provided that any Indebtedness evidencing such Investment (other than Indebtedness subject to Liens granted under the Credit Agreement) is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations with respect to the Notes;

(3)	investments in cash and Cash Equivalents;

(4)	loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business;

(5)	Investments in joint ventures not to exceed $25.0 million; provided that (a) such joint ventures do not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such joint ventures), (b) the documentation governing any such joint venture does not contain a restriction on distributions to the Company or any of its Subsidiaries, and (c) each such joint venture is engaged only in the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date and businesses similar, related or ancillary thereto;

(6)	Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries;

(7)	Investments received as consideration from an Asset Sale made in compliance with Section 4.10;

(8)	Investments existing on the Issue Date;

(9)	any Investment by the Company or a wholly owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(10)	any Indebtedness of the Company to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company from any such Subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Qualified Securitization Transaction;

(11)	Investments in Interest Swap Obligations, Commodity Agreements and Currency Agreements of the type described in clauses (4) and (5) of the definition of “Permitted Indebtedness”;

(12)	any deemed Investment in all or a portion of the IMC Chemicals Business Unit occurring by operation of the last sentence of the definition of “Investment”;

(13)	additional Investments in an aggregate amount not to exceed $50.0 million at any time outstanding;

(14)	IMC Phosphates Guarantees incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”; and

(15)	Investments made as part of a Phosphates Combination Transaction.

“Permitted Liens” means, with respect to any Person:

(1)	Liens existing as of August 1, 1998;

(2)	Liens on assets of, or any Capital Stock of or secured debt of, any Person existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person is merged into the Company or any of its Restricted Subsidiaries;

(3)	Liens in favor of the Company or any of its Restricted Subsidiaries;

(4)	Liens in favor of governmental bodies to secure progress or advance payments;

(5)	Liens securing industrial revenue or pollution control bonds;

(6)	Liens on property to secure Indebtedness incurred for the purpose of (x) financing all or any part of the purchase price of such property incurred prior to, at the time of, or within 180 days after, the acquisition of such property or (y) financing all or any part of the cost of construction, improvement, development or expansion of any such property;

(7)	statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(8)	Liens on current assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; and

(9)	any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an “existing Lien”) enumerated in clauses (1) through (8) above; provided that (x) the Lien may not extend beyond the assets or Indebtedness subject to the existing Lien and (y) improvements and construction on such assets and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture or a governmental agency or political subdivision thereof.

“Phosphates Combination Transaction” means any one or more transactions or series of related transactions involving (x) the sale, lease, conveyance, contribution and/or other transfer (a “contribution”) of assets or Capital Stock comprising all or any portion of the IMC Phosphates Business to an entity formed or to be formed (such entity, the “Phosphates Holding Company” and, together with its Subsidiaries, the “Phosphates Entities”) by the Company or a Subsidiary thereof and/or Mosaic or a Subsidiary thereof and/or (y) the merger or consolidation of a Subsidiary of the Company comprising all or any portion of the IMC Phosphates Business with or into any Phosphates Entity, provided that:

•	the Company and its Restricted Subsidiaries, taken as a whole, shall receive consideration at the time of such contribution, merger or consolidation equal to not less than the fair market value of the assets or Capital Stock so contributed or the fair market value of the assets of the Subsidiary of the Company so merged or consolidated, as the case may be, as reasonably determined in good faith by the Board of Directors of the Company;

•	the Company and its Restricted Subsidiaries, taken as a whole, shall at all times have voting and dividend participation and other equivalent rights in the Phosphates Entities (and its other Investments therein shall be) equivalent in all respects (as reasonably determined in good faith by the Board of Directors of the Company) to the voting and dividend participation and other equivalent rights and other Investments therein of Mosaic and its Subsidiaries (other than the Company and its Restricted Subsidiaries) (or any successor to Mosaic’s and its Subsidiaries’ interest in the Phosphates Entities), after taking into account the pro rata portion of assets of the Phosphates Entities contributed by the Company and its Subsidiaries, on the one hand, and Mosaic and its Subsidiaries (other than the Company and its Subsidiaries), on the other; and

•	the Phosphates Holding Company and the other Phosphate Entities are each Affiliate Guarantors.

“Phosphates Entities” has the meaning set forth in the definition of “Phosphates Combination Transaction.”

“Phosphates Holding Company” has the meaning set forth in the definition of “Phosphates Combination Transaction.”

“Physical Notes” means certificated Notes in registered form in substantially the form set forth in Exhibit A.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means any manufacturing plant or warehouse owned or leased by the Company or any Subsidiary of the Company, whether owned or leased as of August 1, 1998 or thereafter, the gross book value of which exceeds 1% of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors of the Company by resolution declares are not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety and which, when taken together with all other plants and warehouses as to which such a declaration has been so made, is so declared by the Board of Directors of the Company to be not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.

“Private Placement Legend” means the legend initially set forth on the Rule 144A Notes and Other Notes that are Restricted Notes in the form set forth in Exhibit B.

“Pro Forma Cost Savings” means, with respect to any period ended on any Transaction Date, the reductions in costs with respect to the applicable Four Quarter Period that are directly attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness of the Company or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the ordinary course of business by the Company or any of its Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or completion of such construction or improvement and (3) such Indebtedness shall not be secured by any assets of the Company or any of its Restricted Subsidiaries other than the assets so acquired and improvements thereon.

“Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Capital Stock.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A promulgated under the Securities Act.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which the Company or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Company or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries which arose in the ordinary course of business of the Company and its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agency” means each of (a) S&P and (b) Moody’s.

“Redemption Date” when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to the terms of the Notes.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness; provided that:

(1)	the aggregate principal amount of the Indebtedness so incurred does not exceed the sum of (a) the aggregate principal amount of the Indebtedness being Refinanced as of the date of such proposed Refinancing plus (b) the amount of premium, if any, that would be payable upon the redemption of the Indebtedness being Refinanced under the terms of the instrument governing the Indebtedness being Refinanced if such redemption occurred, whether or not a premium in such amount is actually paid pursuant to such Refinancing, as of the date of such proposed Refinancing plus (c) the amount of reasonable expenses incurred by the Company in connection with such Refinancing;

(2)	the Weighted Average Life to Maturity of the Indebtedness so incurred at the date of such proposed Refinancing is not less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced as of the date of such proposed Refinancing; and

(3)	the final maturity of the Indebtedness so incurred is not earlier than the final maturity of the Indebtedness being Refinanced;

and provided, further, that (x) if the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate or junior to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced and (y) if the obligors on the Indebtedness being Refinanced include only the Company and/or one or more Guarantors, the obligors on the Refinancing Indebtedness thereof shall not include any Person other than the Company and/or one or more Guarantors. For the avoidance of doubt, in the event that Mosaic or its Subsidiaries (other than the Company and its Restricted Subsidiaries) Refinances any Indebtedness of the Company or its Restricted Subsidiaries with Indebtedness of Mosaic or its Subsidiaries (other than the Company and its Restricted Subsidiaries), and the Company and/or its Restricted Subsidiaries directly or indirectly guarantee such Indebtedness of Mosaic and its Subsidiaries, such guarantee shall for purposes hereof be deemed to be Refinancing Indebtedness (to the extent the term “Refinancing Indebtedness” is used in this Indenture with respect to such Indebtedness) of such Indebtedness of the Company and/or its Restricted Subsidiaries; provided such guarantee conforms with the provisions of this definition. For the avoidance of doubt, it is understood that a Refinancing of the Credit Agreement shall not be deemed to be Refinancing Indebtedness.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Responsible Officer” when used with respect to the Trustee, means an officer or assistant assigned to the corporate trust department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Note” has the same meaning as “Restricted Security” set forth in Rule 144(a)(3) promulgated under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note.

“Restricted Payment” means to

(1)	declare or pay any dividend or make any distribution on or in respect of the Company’s Capital Stock to holders of such Capital Stock, other than dividends or distributions payable in Qualified Capital Stock of the Company,

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, options or other rights to purchase or acquire any Capital Stock of the Company,

(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantee of such Guarantor or

(4)	make any Investment other than Permitted Investments.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary; provided, however, that with respect to the Company after the Fall-Away Event, each Subsidiary of the Company (other than Phosphates Entities and other Persons deemed to be Unrestricted Subsidiaries pursuant to the second to last paragraph of Section 4.13 (unless such Person has otherwise assumed the obligations of the Company or a Restricted Subsidiary under this Indenture pursuant to Article Five)) shall be a Restricted Subsidiary of the Company.

“Revocation” has the meaning set forth in Section 4.13.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” has the meaning set forth in Section 4.15(b).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization Entity” means a wholly owned Subsidiary of the Company (or another Person (which, for the avoidance of doubt, includes Mosaic and its Subsidiaries) in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Company or any Subsidiary of the Company (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (b) is recourse to or obligates the Company or any Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any Subsidiary of the Company,

(2)	with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(3)	to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means any Restricted Subsidiary of the Company or any Subsidiary of Mosaic or Cargill Fertilizer, LLC, as the case may be, which, at the date of determination, is a “significant subsidiary” (as such term is defined in Regulation S-X under the Exchange Act) of the Company, Mosaic or Cargill Fertilizer, LLC, as the case may be.

“Specified Discontinued Businesses” means the IMC Chemicals Business Unit, the IMC Salt Business Unit and Ogden.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” of any Person means (1) any Person of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

“Subsidiary Guarantors” means (1) each of the following Restricted Subsidiaries of the Company:

FMRP Inc., a Delaware corporation;

IMC Canada ULC, a Nova Scotia unlimited liability company;

IMC Chemical North America LLC, a Delaware limited liability company;

IMC Global Dutch Holdings B.V., a Netherlands corporation;

IMC Global Netherlands B.V., a Netherlands corporation;

IMC Global Operations Inc., a Delaware corporation;

IMC Global Potash Holdings N.V., a Netherlands Antilles corporation;

IMC Phosphates Company, a Delaware general partnership;

IMC Potash Carlsbad Inc., a Delaware corporation;

IMC Potash Colonsay N.V., a Netherlands Antilles corporation;

IMC Potash Colonsay ULC, a Nova Scotia unlimited liability company;

IMC Sulphur Holdings LLC, a Delaware limited liability company;

IMC USA Holdings Inc., a Delaware corporation;

IMC USA Inc. LLC, a Delaware limited liability company;

KCL Holdings, Inc., a Delaware corporation;

Phosphate Acquisition Partners L.P., a Delaware limited partnership;

Phosphate Resource Partners Limited Partnership, a Delaware limited partnership;

PRP-GP LLC, a Delaware limited liability company; and

The Vigoro Corporation, a Delaware corporation;

and (2) each other Restricted Subsidiary of the Company that issues a Note Guarantee pursuant to Section 4.16 or otherwise, in each case, so long as the Note Guarantee of such Restricted Subsidiary is in full force and effect.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of this Indenture (except as provided in Section 8.03 hereof).

“Trustee” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means the successor.

“2011 Exchange and Registration Rights Agreement” means “Exchange and Registration Rights Agreement,” as defined in the 2011 Indenture.

“2011 Indenture” means the indenture entered into between the Company, the guarantors named therein and The Bank of New York, as trustee, dated the Issue Date, with respect to the 11.250% Senior Notes Due 2011 of the Company, as may be amended or supplemented from time to time.

“2011 Note Guarantees” means “Note Guarantees,” as defined in the 2011 Indenture.

“2011 Notes” means “Notes,” as defined in the 2011 Indenture.

“2013 Exchange and Registration Rights Agreement” means “Exchange and Registration Rights Agreement,” as defined in the 2013 Indenture.

“2013 Indenture” means the indenture entered into between the Company, the guarantors named therein and BNY Midwest Trust Company, as trustee, dated August 1, 2003, with respect to the 10.875% Senior Notes Due 2013 of the Company, as may be amended or supplemented from time to time.

“2013 Note Guarantees” means “Note Guarantees,” as defined in the 2013 Indenture.

“2013 Notes” means “Notes,” as defined in the 2013 Indenture.

“Unrestricted Subsidiary” of any Person means:

(1)	for purposes of Section 4.15 and related definitions only (a) any Subsidiary of the Company that at the time of determination has been, or is deemed to have been pursuant to the second to last paragraph of Section 4.13, designated an “Unrestricted Subsidiary” under this Indenture by the Board of Directors in the manner provided below and (b) any Subsidiary of such an “Unrestricted Subsidiary.”

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an “Unrestricted Subsidiary” for purposes of Section 4.15 and related definitions unless such Subsidiary owns any Capital Stock of, or owns or holds any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary so designated; provided, however, that (x) the Subsidiary to be so designated has total assets of $5,000 or less and (y) the following Subsidiaries may not be designated Unrestricted Subsidiaries: IMC Operations, Inc., a Delaware corporation; International Minerals & Chemical (Canada) Global Limited, a Canadian federal company; IMC Phosphates Company, a Delaware general partnership; and any intermediate holding company between any of the foregoing and the Company. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolutions giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions; and

(2)	for all other purposes of this Indenture (a) any Subsidiary of such Person that at the time of determination has been, or is deemed to have been pursuant to the second to last paragraph of Section 4.13, designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with Section 4.13 and (b) any Subsidiary of such an Unrestricted Subsidiary.

“U.S. Government Obligations” shall mean securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt for any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

“Value” means an amount equal to the greater of the net proceeds of the sale or transfer of the property leased pursuant to a Sale and Leaseback Transaction, or the fair value as determined by the Board of Directors of the Company of the leased property at the time of entering into such Sale and Leaseback Transaction.

“Voting Stock” means, with respect to any Person, Capital Stock of such Person entitling the holders thereof, under ordinary circumstances, to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness into

(2)	the sum of the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.”

ARTICLE II

COVENANTS

SECTION 2.1. Covenants.

Article Four of the Original Indenture is hereby amended and restated in its entirety as follows:

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes.

The Company shall pay the principal of and interest (including all Additional Interest as provided in the Exchange and Registration Rights Agreement) on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date money designated for and sufficient to pay such installment.

The Company shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

SECTION 4.02. Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04.

SECTION 4.03. Legal Existence.

Subject to Article Five hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its legal existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Restricted Subsidiary and the material rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.04. [Intentionally Omitted]

SECTION 4.05. Waiver of Stay, Extension or Usury Laws.

Each of the Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive any of the Company and the Guarantors from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that they may lawfully do so) each of the Company and the Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.06. Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during such fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company and the Guarantors have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action they are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company and the Guarantors are taking or propose to take with respect thereto.

The Company will deliver to the Trustee, within 15 days after the occurrence thereof, an Officers’ Certificate detailing any Default of which it is aware, its status and what action the Company is taking or proposes to take with respect to such Default.

The Company’s fiscal year currently ends on December 31. The Company will provide written notice to the Trustee of any change in its fiscal year.

SECTION 4.07. [Intentionally Omitted]

SECTION 4.08. Limitation on Incurrence of Additional Indebtedness.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default has occurred and is continuing at the time of or would occur as a consequence of the incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not Guarantors may incur Acquired Indebtedness, in each case if, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is at least 2.0 to 1.0 (the “Coverage Ratio Exception”).

The Company will not, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company.

No Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to the Note Guarantee of such Subsidiary Guarantor to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of such Subsidiary Guarantor.

Notwithstanding any other provision in this Section 4.08, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.08 shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this Section 4.08:

(a) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded; and

(b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (3) through (19) of the definition of “Permitted Indebtedness” or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.08 (provided that all outstanding Indebtedness under the Credit Agreement on the Issue Date shall be deemed to have been incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”) and may later reclassify such item into any one or more of the categories of Permitted Indebtedness described in clauses (3) through (19) of the definition of “Permitted Indebtedness” (provided that at the time of reclassification it meets the criteria in such category or categories).

This Section 4.08 will not apply after the Fall-Away Event.

SECTION 4.09. Limitation on Restricted Payments.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

(A)	a Default has occurred and is continuing;

(B)	the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(C)

the aggregate amount of Restricted Payments made after the Issue Date, including the fair market value as reasonably determined in good faith by the Board of Directors or a senior officer of the Company of non-cash amounts constituting Restricted Payments, shall exceed the sum of, without duplication,

(1)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company from the beginning of the fiscal quarter in which the Issue Date occurred through the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (treating such period as a single accounting period); plus

(2)	100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company or from a contribution to its common equity capital (other than the type set forth in clause (7) of the next succeeding paragraph); plus

(3)	the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries incurred after the Issue Date is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) of such Indebtedness into Qualified Capital Stock plus the net proceeds (including the fair market value of assets other than cash) received by the Company from the issuance and sale of convertible or exchangeable Disqualified Capital Stock that has been converted into or exchanged for Qualified Capital Stock (other than Disqualified Capital Stock sold to a Subsidiary of the Company), in each case, less the amount of any cash, or the fair market value of any other assets, distributed by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(4)

to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, 100% of the aggregate net proceeds (including the fair market value of assets other than cash) received by the Company or any of its Restricted Subsidiaries upon the sale or other disposition of any Investment made by the Company and its Restricted Subsidiaries since the Issue Date; provided, however, that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such investee subsequent to the Issue Date; plus

(5)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries of the Company resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries from Unrestricted Subsidiaries of the Company, and (y) the fair market value of the net assets of an Unrestricted Subsidiary of the Company at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary multiplied by the Company’s proportionate interest in such Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)	the payment of any dividend within 90 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)	the acquisition of any Capital Stock of the Company, either (A) solely in exchange for Qualified Capital Stock of the Company or (B) if no Default has occurred and is continuing, through the application of the net proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company;

(3)

the acquisition of any Indebtedness of the Company or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantee of such Subsidiary Guarantor, as the case may be, either (A) solely in exchange for Qualified Capital Stock of the Company or Refinancing Indebtedness in respect of such Indebtedness, or (B) if no Default has occurred and is continuing, through the application of net proceeds of a substantially concurrent sale or incurrence for cash (other than to a Subsidiary of the Company) of (x) Qualified Capital Stock of the Company or (y) Refinancing Indebtedness in respect of such Indebtedness;

(4)	if no Default has occurred and is continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued on or after the Issue Date; provided that, at the time of such issuance, the Company, after giving effect to such issuance on a pro forma basis, would be able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception;

(5)	Restricted Payments by the Company and/or its Restricted Subsidiaries, on the one hand, to an Affiliate Guarantor, on the other, to fund or otherwise support ordinary course of business operations of the Affiliate Guarantors (including without limitation working capital requirements of the Affiliate Guarantors but excluding (x) the funding of any Mosaic Restricted Dividend, (y) the funding of an Investment by such Affiliate Guarantors in Subsidiaries of Mosaic that are not Affiliate Guarantors unless such Investment would be permitted to be made by the Company and/or its Restricted Subsidiaries pursuant to clause (6) below and (z) the funding of a payment or contribution to the Company or its Restricted Subsidiaries of the type set forth in clause (7) below);

(6)

(a) inter-company loans made by the Company and/or its Restricted Subsidiaries, on the one hand, to Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, to fund or otherwise support ordinary course of business operations of such Subsidiaries (including without limitation working capital requirements of such Subsidiaries but excluding (x) the funding of any Mosaic Restricted Dividend and (y) the funding of a payment or contribution to the Company or its Restricted Subsidiaries of the type set forth in clause (7) below) and (b) inter-company loans in an aggregate amount not to exceed $200.0 million at any time outstanding made by the Company and/or its Restricted Subsidiaries, on the one hand, to any Subsidiaries of Mosaic, on the other, to fund or otherwise support non-ordinary course of business transactions (including without limitation acquisitions and capital expenditures by such Subsidiaries but excluding (x) the funding of any Mosaic Restricted Dividend), provided that in the case of any inter-company loan or series of related inter-company loans set forth in this clause (6) which in the aggregate exceed $5.0 million, the terms of such loans are no less favorable to the Company and its Restricted Subsidiaries, taken as a whole, as would be available to the Company and its Restricted Subsidiaries were it making such loans to a non-Affiliate at fair market value, as reasonably determined in good faith by the Board of Directors or a senior officer of the Company;

(7)	Restricted Payments made substantially concurrently with or promptly following the receipt by the Company and/or its Restricted Subsidiaries of, and in an aggregate amount not exceeding the amount of, (i) any cash contribution from Mosaic and/or any of its Subsidiaries (other than the Company and/or its Restricted Subsidiaries), and/or (ii) any cash distribution (a) from any of Mosaic’s Subsidiaries (other than the Company and/or its Restricted Subsidiaries) and/or (b) from or in respect of any other Investment permitted by this clause (7), and/or (iii) any cash payment in whole or in part of any principal, interest or other amounts in respect of Indebtedness that is an Investment permitted pursuant to this clause (7);

(8)	repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award; and

(9)	additional Restricted Payments in an aggregate amount not to exceed $60.0 million since the Operative Date.

Issuances of Capital Stock or equity contributions pursuant to any clause in this paragraph shall not increase the amount available for Restricted Payments under clause (C) of the immediately preceding paragraph.

Not later than the date of making any Restricted Payment pursuant to clause (C) of the second preceding paragraph, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed.

This Section 4.09 will not apply after the Fall-Away Event.

SECTION 4.10. Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as reasonably determined in good faith by the Company’s Board of Directors or a senior officer of the Company; and

(2)	at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents; provided that in the case of the sale of all of the IMC Salt Business Unit and Ogden, in the alternative, up to 35% of the consideration received by the Company or the applicable Restricted Subsidiary in the sale may be in the form of Capital Stock of the Person that will hold the IMC Salt Business Unit and Ogden following the Asset Sale if the remainder is in the form of cash or Cash Equivalents; provided, further, that the requirement in this clause (2) shall not apply in the case of the sale of all or any part of the IMC Chemicals Business Unit.

For the purposes of clause (2) above, the amount of any Indebtedness shown on the most recent applicable balance sheet of the Company or the applicable Restricted Subsidiary, other than Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee, that is assumed by the transferee of any such assets will be deemed to be cash.

Additionally, the Company or such Restricted Subsidiary, as the case may be, must apply the Net Cash Proceeds from each Asset Sale to:

(1)	repay Indebtedness under the Credit Agreement;

(2)	repay (including by purchase) secured obligations;

(3)	repay (including by purchase) any Indebtedness of any Restricted Subsidiary that is not a Guarantor; and/or

(4)

make an investment in or expenditures for assets (including Capital Stock of any entity) (a) that replace the assets that were the subject of the Asset Sale or (b) that will be used in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”).

Any Net Cash Proceeds that the Company does not apply, or decides not to apply, in accordance with the preceding paragraph will constitute a “Net Proceeds Offer Amount.” The 366th day after an Asset Sale or any earlier date on which the Board of Directors of the Company determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph is a “Net Proceeds Offer Trigger Date.” When the aggregate Net Proceeds Offer Amount is equal to or exceeds $25.0 million, the Company must make an offer to purchase (the “Net Proceeds Offer”) on a date that is not less than 30 days nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from

(a)	all Holders of Notes and

(b)	all holders of other Indebtedness (“Other Indebtedness”) that (x) is not, by its terms, expressly subordinated in right of payment to the Notes and (y) contains provisions requiring that an offer to purchase such Other Indebtedness be made with the proceeds from the Asset Sale, on a pro rata basis, the maximum principal amount of Notes and Other Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price for Notes in any Net Proceeds Offer will be equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest on such Notes, if any, to the date of purchase.

The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds from such Asset Sale must be applied in accordance with this Section 4.10:

(1)	in the event any non-cash consideration received by the Company or any Restricted Subsidiary of the Company in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

(2)

in the event of the transfer of substantially all, but not all, of the assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01, and as a result thereof the Company is no longer an obligor on the Notes, the successor corporation shall be deemed to have sold the assets of the

Company and its Restricted Subsidiaries not so transferred for purposes of this Section 4.10, and shall comply with the provisions of this Section 4.10 with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.10.

Notwithstanding the provisions described in the immediately preceding paragraphs, the Company and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent that (a) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets and (b) such Asset Sale is for fair market value. Any cash consideration that does not constitute Replacement Assets that is received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

The Company shall mail a notice of a Net Proceeds Offer by first-class mail, postage prepaid, to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, containing all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer and shall state the following terms:

(1)	that the Net Proceeds Offer is being made pursuant to this Section 4.10, that all Notes tendered will be accepted for payment; provided, however, that if the aggregate principal amount of Notes and Other Indebtedness tendered in a Net Proceeds Offer plus accrued interest at the expiration of such offer exceeds the aggregate amount of the Net Proceeds Offer, the Company shall select on a pro rata basis, the Notes and Other Indebtedness to be purchased (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, as applicable, or multiples thereof shall be purchased) and that the Net Proceeds Offer shall remain open for a period of 20 business days or such longer periods as may be required by law;

(2)	the offer price (including the amount of accrued interest) and the Net Proceeds Offer date of payment (“Net Proceeds Offer Payment Date”) (which shall be not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date and which shall be at least five business days after the Trustee receives notice thereof from the Company);

(3)	that any Note not tendered will continue to accrue interest;

(4)	that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date;

(5)	that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to surrender such Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day prior to the Net Proceeds Offer Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second business day prior to the Net Proceeds Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of the Notes such Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7)	that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Note surrendered; provided, however, that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

On or before the Net Proceeds Offer Payment Date, the Company shall (a) accept for payment Notes or portions thereof (in integral multiples of $1,000) validly tendered pursuant to the Net Proceeds Offer, (b) deposit with the Paying Agent in accordance with Section 2.15 U.S. Dollars sufficient to pay the purchase price plus accrued and unpaid interest, if any, of all Notes to be purchased and (c) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof being purchased by the Company. Upon receipt by the Paying Agent of the monies specified in clause (b) above and a copy of the Officers’ Certificate specified in clause (c) above, the Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued and unpaid interest, if any, out of the funds deposited with the Paying Agent in accordance with the preceding sentence. The Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Upon the payment of the purchase price for the Notes accepted for purchase, the Trustee shall return the Notes purchased to the Company for cancellation. Any monies remaining after the purchase of Notes pursuant to a Net Proceeds Offer shall be returned within three business days by the Trustee to the Company except with respect to monies owed as obligations to the Trustee pursuant to Article Seven. For purposes of this Section 4.10, the Trustee shall act as the Paying Agent.

To the extent the amount of Notes tendered pursuant to any Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes for general corporate purposes and such Net Proceeds Offer Amount shall be reset to zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 4.10 by virtue thereof.

This Section 4.10 will not apply after the Fall-Away Event.

SECTION 4.11. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(A)	pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any of its Restricted Subsidiaries;

(B)	make loans or advances or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries; or

(C)	transfer any of its assets to the Company or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable laws, rules and regulations;

(2)	any provisions of this Indenture, the 2011 Indenture or the 2013 Indenture;

(3)	customary provisions of any contract or lease (other than a capital lease or a lease in a sale and leaseback transaction) governing a leasehold interest of the Company or any of its Restricted Subsidiaries;

(4)	any agreements existing at the time of acquisition of any Person or the assets of the Person so acquired (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets or Capital Stock of the Person so acquired;

(5)	agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on such date;

(6)	restrictions imposed by any agreement to sell assets permitted under this Indenture relating to such assets pending the closing of such sale;

(7)	Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(8)	Liens incurred in accordance with Section 4.15;

(9)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10)	the Credit Agreement as in effect on the Issue Date;

(11)	any restriction under an agreement governing Indebtedness of a Foreign Subsidiary incurred in compliance with Section 4.08;

(12)	customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of the Company or any of its Restricted Subsidiaries to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

(13)

customary provisions in joint venture agreements and other similar agreements, in each case relating solely to the respective joint venture or similar entity or the equity interests therein; provided that this clause

(13) shall not affect the limitation in clause (5) of the definition of “Permitted Investments”;

(14)	contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any of its Restricted Subsidiaries;

(15)	purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions on the ability of any Restricted Subsidiary of the Company to transfer the property so acquired to the Company or any of its other Restricted Subsidiaries; and

(16)	an agreement governing Indebtedness incurred to Refinance the Indebtedness incurred pursuant to an agreement referred to in clause (2), (4), (5), (10) or (15) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are not materially less favorable to the Holders of Notes in the aggregate as reasonably determined by the Board of Directors or a senior officer of the Company in their good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (10) or (15).

In addition, the Company will use its commercially reasonable efforts, consistent with its contractual obligations and fiduciary duties to its joint ventures, not to permit any of its joint ventures that are not Restricted Subsidiaries of the Company (excluding any joint ventures of Mosaic or its Subsidiaries (other than the Company and its Subsidiaries) existing as of the Operative Date that on or after the Operative Date become joint ventures of the Company in accordance with the provisions of this Indenture (to the extent the restrictions set forth below exist on the Operative Date)) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of such joint venture to:

(A)	pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

(B)	make loans or advances or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; or

(C)	transfer any of its assets to the Company or any of its Restricted Subsidiaries,

except for those restrictions existing under or by reason of:

(1)	such joint venture’s joint venture agreement or its credit facility, or

(2)	the restrictions described in clauses (1) through (16), as applicable, of the first sentence of this Section 4.11 (assuming that references therein to Restricted Subsidiary were references to such joint venture).

This Section 4.11 will not apply after the Fall-Away Event.

SECTION 4.12. Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than

(a)	Affiliate Transactions described in the last paragraph of this Section 4.12; and

(b)	Affiliate Transactions on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those terms that would reasonably have been obtained at that time in a comparable transaction by the Company or the relevant Restricted Subsidiary and an unrelated Person.

The Board of Directors or a senior officer of the Company must approve each Affiliate Transaction that involves aggregate payments or other assets with a fair market value in excess of $15.0 million. This approval must be evidenced by a board resolution that states that such board has determined that the transaction complies with the foregoing provisions.

If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction that involves aggregate payments or other assets with a fair market value in excess of $30.0 million, then prior to the consummation of that Affiliate Transaction, the Company must obtain a favorable opinion from an Independent Financial Advisor as to the fairness of that Affiliate Transaction to the Holders of Notes from a financial point of view, and deliver that opinion to the Trustee.

The restrictions described in the preceding paragraphs of this Section 4.12 do not apply to:

(1)	reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries as reasonably determined in good faith by the Company’s Board of Directors or a senior officer of the Company;

(2)	transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by any provision contained in this Indenture;

(3)	any agreement in effect on the Issue Date as in effect on such date or as thereafter amended in a manner not materially less favorable to the Holders of Notes in the aggregate;

(4)	transactions between the Company and/or its Restricted Subsidiaries, on the one hand, and the Affiliate Guarantors, on the other, in the ordinary course of business and otherwise in compliance with the terms of this Indenture;

(5)	(a) transactions between the Company and/or its Restricted Subsidiaries, on the one hand, and Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, in the ordinary course of business, and (b) transactions of the type set forth in clause (6) or (7) of the second paragraph of Section 4.09; provided that in the case of any such transaction or series of related transactions of the type set forth in (a) or (b) that involves aggregate payments or other assets with a fair market value in excess of $5.0 million, the terms of such transactions, taken as a whole, are fair to the Company and its Restricted Subsidiaries, taken as a whole, or are on terms no less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than the terms which reasonably would have been obtained from an unrelated party, in each case, as is reasonably determined in good faith by the Board of Directors or a senior officer of the Company;

(6)	a Phosphates Combination Transaction;

(7)	the issuance of a guarantee by the Company and/or any of its Restricted Subsidiaries with respect to any Indebtedness of any Affiliate Guarantor, to the extent permitted by Section 4.08;

(8)	Permitted Investments and Restricted Payments made in compliance with Section 4.09 of this Indenture;

(9)	transactions between any of the Company or any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case, provided that such transactions are not otherwise prohibited by this Indenture; and

(10)	any transaction of the type set forth in clause (7) or (8) of the definition of “Asset Sale”.

This Section 4.12 will not apply after the Fall-Away Event.

SECTION 4.13. Limitation on Designations of Unrestricted Subsidiaries.

The Board of Directors of the Company may designate (a “Designation”) any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary of the Company, so long as such Designation would not cause a Default.

For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries (excluding Permitted Investments) in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be a Restricted Payment. Such Designation will only be permitted if such Restricted Payment would be permitted at such time.

The Board of Directors of the Company may revoke any Designation of a Subsidiary of the Company as an Unrestricted Subsidiary (a “Revocation”); provided that:

(a)	no Default has occurred and is continuing at the time of or after giving effect to such Revocation; and

(b)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of this Indenture.

Any such Designation or Revocation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation and an Officers’ Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Notwithstanding the foregoing, (a) upon consummation of a Phosphates Combination Transaction, the Phosphates Entities, and (b) upon consummation of a Restricted Payment solely (other than a de minimis contribution of capital) of the type set forth in clause (7) of the second paragraph of Section 4.09 which results in a Person that is not a Subsidiary of the Company becoming a direct or indirect Subsidiary of the Company, such Person, shall be deemed to be designated as an Unrestricted Subsidiary of the Company without compliance by the Company with the provisions of this Section 4.13.

This Section 4.13 will not apply after the Fall-Away Event.

SECTION 4.14. Conduct of Business.

The Company and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses that are not the same, similar, related or ancillary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, except to the extent that after engaging in any new business, the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as are conducted by them on the Issue Date.

This Section 4.14 will not apply after the Fall-Away Event.

SECTION 4.15. Limitations on Liens and Sale and Leaseback Transactions.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Liens of any kind other than Permitted Liens upon any Principal Property or any shares of stock or debt of any Restricted Subsidiary owned as of the Issue Date or thereafter acquired, unless all payments due under the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien.

(b) The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property, except for temporary leases for a term, including any renewal, of not more than five years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person (hereinafter, a “Sale and Leaseback Transaction”), unless either

(1)	the Company or such Restricted Subsidiary would be entitled, in accordance with clause (a) (other than by operation of clause (c)), to incur Indebtedness secured by a Lien on such property without equally and ratably securing the Notes or

(2)	the Company within 180 days after the effective date of the Sale and Leaseback Transaction applies an amount equal to the Value of such transaction to the voluntary retirement of its Funded Debt.

(c) Notwithstanding clauses (a) and (b), the Company and its Restricted Subsidiaries may incur Indebtedness which would otherwise be subject to the limitation of clause (a) without securing the Notes, or enter into a Sale and Leaseback Transaction which would otherwise be subject to the limitation of clause (b) without retiring Funded Debt, or enter into a combination of such transactions, if the sum of

(x)	the principal amount of all such Indebtedness incurred after August 1, 1998 and which would otherwise be or have been prohibited by the limitations of clauses (a) and (b), plus

(y)	the aggregate Value of all such Sale and Leaseback Transactions after August 1, 1998 does not at any such time exceed 10% of the consolidated total assets of the Company and its consolidated Subsidiaries as shown on the most recent audited consolidated balance sheet contained in the latest annual report to the stockholders of the Company.

SECTION 4.16. Limitation on Guarantees by Restricted Subsidiaries.

The Company will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee any Indebtedness of the Company (“Guaranteed Indebtedness”), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture pursuant to which such Restricted Subsidiary guarantees, jointly and severally with all other Guarantors, on the same basis as such Guaranteed Indebtedness is guaranteed, all of the Company’s obligations with respect to the Notes. If the Guaranteed Indebtedness is (x) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Note Guarantee or (y) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes. The Company shall deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and, subject to customary exceptions, constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary.

SECTION 4.17. Reports to Holders.

Subject to the last paragraph of this Section 4.17, whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations, and make available to securities analysts and potential investors upon request:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Mosaic were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Mosaic’s independent registered public accounting firm; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if Mosaic were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all the information and reports referred to above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to security analysts and prospective investors upon request after such filing.

After such time as Mosaic is released from its Note Guarantee pursuant to clause (v) of Section 10.05, the information and reports to be furnished and filed pursuant to the preceding two paragraphs shall be information and reports with respect to the Company and there shall be no requirement to furnish or file any such information or reports with respect to Mosaic.

SECTION 4.18. Repurchase at the Option of Holders upon Change of Control.

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes purchased plus accrued and unpaid interest on such Notes, if any, to the date of purchase (the “Change of Control Payment Date”).

Within 30 days following the date on which a Change of Control occurs, the Company shall send, by first-class mail, postage prepaid, a notice to each Holder of Notes at its last registered address and the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1)	that the Change of Control Offer is being made pursuant to this Section 4.18 and that all Notes validly tendered and not withdrawn will be accepted for payment;

(2)	the Change of Control Payment and the Change of Control Payment Date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law);

(3)	that any Note not tendered will continue to accrue interest;

(4)	that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)	that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent and Registrar for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(7)

that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof; and

(8)	the circumstances and relevant facts regarding such Change of Control.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable to the purchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful: (x) accept for payment all Notes or portions of Notes properly tendered in the Change of Control Offer; (y) deposit with the Paying Agent an amount equal to the Change of Control Payment for all Notes or portions of Notes tendered; and (z) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes tendered the Change of Control Payment for them, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Except as described in this Section 4.18, this Indenture does not contain provisions that permit the Holders of Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

This Section 4.18 will not apply after the Fall-Away Event.

SECTION 4.19. Termination of Certain Covenants in Event of Investment Grade Rating.

After the Fall-Away Event, the provisions of Sections 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.18 and 5.01(a)(3) will not apply. In addition, the Note Guarantee of each Guarantor will be automatically and unconditionally released and discharged upon the occurrence of the Fall-Away Event, but only if such Subsidiary Guarantor or Affiliate Guarantor, as the case may be, (x) is released from all of its guarantees of the Company’s obligations (other than as a result of payment under any such guarantee) and (y) is not otherwise, in the case of a Subsidiary Guarantor, an obligor under the Credit Agreement or, in the case of an Affiliate Guarantor, a guarantor under the Credit Agreement.

The “Fall-Away Event” shall be deemed to have occurred when:

(1) the Notes have Investment Grade Ratings from both Rating Agencies;

(2) no Default has occurred and is continuing; and

(3) the Company has delivered an Officers’ Certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied.”

ARTICLE III

SUCCESSOR CORPORATION

SECTION 3.1. Successor Corporation.

Article Five of the Original Indenture is hereby amended and restated in its entirety as follows:

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. Merger, Consolidation and Sale of Assets.

(a) The Company will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company is the surviving Person), or sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

(1) either (x) the Company is the surviving Person or (y) the Person (the “Surviving Person”) formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the obligations of the Company under (i) the Notes and this Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Exchange and Registration Rights Agreement pursuant to a joinder agreement thereto;

(2) immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction); and

(3) the Company or the Surviving Person, as the case may be, (x) will have a Consolidated Net Worth immediately after the transaction equal to at least 90% of the Consolidated Net Worth of the Company immediately preceding the transaction and (y) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; provided that this clause (3) shall not apply after the Fall-Away Event.

(b) The Company will not cause or permit any Subsidiary Guarantor, directly or indirectly, to consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving Person) unless:

(1) either (x) such Subsidiary Guarantor is the surviving Person or (y) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) expressly assumes all of the obligations of such Subsidiary Guarantor under (i) its Note Guarantee and this Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Exchange and Registration Rights Agreement pursuant to a joinder agreement thereto; and

(2) immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction).

The requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Subsidiary Guarantor with or into the Company or any other Subsidiary Guarantor so long as the Company or a Subsidiary Guarantor survives the consolidation or merger or (y) the sale by consolidation or merger of such Subsidiary Guarantor, which sale, if prior to the Fall-Away Event, is covered by and complies with Section 4.10.

(c) The Company will deliver to the Trustee prior to the consummation of each proposed transaction an Officers’ Certificate that the conditions set forth above are satisfied and an Opinion of Counsel that the proposed transaction and the supplemental indenture, if any, comply with this Indenture.

Notwithstanding the foregoing, for purposes of this Section 5.01, any sale, assignment, lease, transfer, conveyance or other disposition of all or any portion of the assets or Capital Stock comprising the IMC Phosphates Business pursuant to a Phosphates Combination Transaction shall not be deemed to be a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the Company’s assets.

SECTION 5.02. Successor Person Substituted.

Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company or any Restricted Subsidiary in accordance with Section 5.01 above, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary under this Indenture with the same effect as if such successor corporation had been named as the Company or such Restricted Subsidiary herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Notes.”

ARTICLE IV

EVENTS OF DEFAULT

SECTION 4.1. Events of Default.

Sections 6.01 and 6.02 of the Original Indenture are hereby amended and restated in their entirety as follows:

“SECTION 6.01. Events of Default.

“Event of Default” is defined for all purposes of this Indenture and with respect to the Notes as any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	the Company defaults in the payment of any installment of interest on any Note when and as the same becomes due and payable and such failure continues for a period of 30 days;

(2)	the Company defaults in the payment of the principal of any Note when and as the same becomes due and payable at maturity, upon redemption or otherwise;

(3)	the Company fails to perform or observe any of its covenants, conditions or agreements in this Indenture or in the Notes (other than a covenant, condition or agreement a default in whose performance or whose breach is elsewhere in this Article Six specifically dealt with), and such failure continues for a period of 60 days after the date on which written notice of such Default has been given to the Company by the Trustee or to the Company and to the Trustee by the Holders of not less than 25% of the principal amount of the Notes then outstanding under this Indenture;

(4)	the Company or any of its Subsidiaries defaults under any agreement governing its Indebtedness (other than Notes), if that default:

(a)	is caused by the failure to pay at final maturity the principal amount of such Indebtedness after giving effect to any applicable grace periods; or

(b)	results in the acceleration of the final stated maturity of such Indebtedness (including upon any event of the type described in clause (6) or (7) below);

and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $25.0 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

(5)	the Company or any of its Restricted Subsidiaries fails to pay or otherwise cause to be discharged or stayed one or more judgments in an aggregate amount exceeding $25.0 million, which are not covered by indemnities or third party insurance as to which the Person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

(6)	a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period 90 consecutive days;

(7) (a)	the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

(b)	the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries consents to the entry of a decree or order for relief in respect of the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries; or

(c)	the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

(d)	the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries or of any substantial part of their property; or

(e)	the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries makes an assignment for the benefit of creditors; or

(f)	the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries admits in writing its inability to pay its debts generally as they become due; or

(g)	the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries takes corporate action in furtherance of any such action; or

(8)	the Note Guarantee of Mosaic, Cargill Fertilizer, LLC or any Guarantor that is a Significant Subsidiary of the Company, Mosaic, Cargill Fertilizer, LLC ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or is found invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee).

SECTION 6.02. Acceleration of Maturity; Rescission.

If an Event of Default specified in clause (6) or (7) of Section 6.01 occurs and is continuing with respect to the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries that is a Guarantor, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Noteholder. If any other Events of Default with respect to any Notes at the time outstanding occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to the Company, or the Holders of not less than 25% of the principal amount of the Notes then outstanding, by notice in writing to the Company and the Trustee, may declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in this Indenture or in the Notes to the contrary notwithstanding.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes, on behalf of all Holders of Notes, may rescind and cancel such declaration and its consequences (a) if the rescission would not conflict with any judgment or decree, (b) if all existing Events of Default with respect to Notes have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (d) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances, and (e) in the event of the cure or waiver of an Event of Default of the type described in clause (6) or (7) of Section 6.01, the Trustee has received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or impair any right consequent thereto.”

ARTICLE V

CONSENTS

SECTION 5.1. With Consent of Noteholders.

Section 8.02 of the Original Indenture is hereby amended and restated in its entirety as follows:

“SECTION 8.02. With Consent of Noteholders.

The Company, when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures to amend this Indenture or the Notes with the written consent of the Holders of a majority of the principal amount of the then outstanding Notes. The Holders of a majority in principal amount of the then outstanding Notes may waive compliance by the Company with any provision of this Indenture or the Notes without prior notice to any other Noteholder.

Notwithstanding the preceding paragraph, without the consent of each Noteholder affected, an amendment or waiver may not:

(1)	reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(2)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to redemption;

(4)	make any Note payable in currency other than that stated in the Note;

(5)	make any change in this Section 8.02;

(6)	make any change in this Indenture that adversely affects the ranking of the Notes or any Note Guarantee;

(7)	make any change in provisions of this Indenture relating to the rights of Holders of Notes to receive payment of principal of and interest on the Notes or permitting Holders of a majority in principal amount of Notes to waive Defaults;

(8)	after the obligation has arisen to make a Change of Control Offer or a Net Proceeds Offer, amend, change or modify in any material respect the obligation of the Company to make and complete such Change of Control Offer or make and complete such Net Proceeds Offer; or

(9)	release Mosaic, Cargill Fertilizer, LLC or any Guarantor that is a Significant Subsidiary of the Company, Mosaic or Cargill Fertilizer, LLC from its Note Guarantee other than pursuant to the provisions of Section 10.05.

It shall not be necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under Section 8.01 or this Section 8.02 becomes effective, the Company shall mail to the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Upon the written request of the Company accompanied by a board resolution authorizing the execution of any such supplemental indenture, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Noteholders as aforesaid and upon receipt by the Trustee of the documents described in Section 8.06 hereof, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.”

ARTICLE VI

GUARANTEES

SECTION 6.1. Limitation of Note Guarantee.

Section 10.03 of the Original Indenture is hereby amended and restated in its entirety as follows:

“SECTION 10.03. Limitation of Note Guarantee.

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.”

SECTION 6.2. Release of Guarantor.

Section 10.05 of the Original Indenture is hereby amended and restated in its entirety as follows:

“SECTION 10.05. Release of Guarantors.

The Note Guarantee of any Restricted Subsidiary will be automatically and unconditionally released and discharged upon any of the following:

(i)	in the case of a Subsidiary Guarantor only, any sale, exchange or transfer by the Company or any Restricted Subsidiary, to any Person that is not an Affiliate of the Company of at least 80% of the Capital Stock of, or all or substantially all the assets of, such Subsidiary Guarantor, which sale, exchange or transfer is made in accordance with the terms of this Indenture; provided that if the Company or any Restricted Subsidiary intends to comply with Section 4.10 by making an investment or expenditure in Replacement Assets, the Company or such Restricted Subsidiary must deliver to the Trustee a written agreement that it will make such investment or expenditure within the time frame set forth in Section 4.10;

(ii)	the occurrence of the Fall-Away Event, but only if such Subsidiary Guarantor or Affiliate Guarantor, as the case may be, (x) is released from all of its guarantees of the Company’s obligations (other than as a result of payment under any such guarantee) and (y) is not otherwise, in the case of a Subsidiary Guarantor, an obligor under the Credit Agreement or, in the case of an Affiliate Guarantor, a guarantor under the Credit Agreement;

(iii)	in the case of a Subsidiary Guarantor only, the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

(iv)	in the case of an Affiliate Guarantor (other than Mosaic) only, any sale, exchange or transfer by Mosaic or any Subsidiary of Mosaic, to any Person that is not an Affiliate of Mosaic of at least 80% of the Capital Stock of, or all or substantially all the assets of, such Affiliate Guarantor; or

(v)	in the case of Affiliate Guarantors, in connection with a Change of Control (of the type set forth in clause (1), (3) or (4) of the definition thereof), on the Change of Control Payment Date, provided that such Change of Control and the related Change of Control Offer are conducted in compliance with this Indenture;

and in each such case, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

The Trustee shall execute any documents reasonably requested by the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Note Guarantee endorsed on the Notes and under this Article Ten.”

SECTION 6.3. Mosaic and Cargill Fertilizer, LLC Guarantees.

(a) Each of Mosaic and Cargill Fertilizer, LLC hereby agree to become subject to the terms of the Indenture as an Affiliate Guarantor and to further evidence its Note Guarantee, each such Affiliate Guarantor shall execute and deliver to the Trustee in accordance with Section 10.02 of the Indenture a notation of such Note Guarantee, substantially in the form included in Exhibit G to the Original Indenture.

(b) The respective obligations of each of Mosaic and Cargill Fertilizer, LLC under its Note Guarantee shall be governed in all respects by the terms of the Indenture and shall constitute a Note Guarantee thereunder. Each of Mosaic and Cargill Fertilizer, LLC shall be bound by the terms of the Indenture as they relate to Note Guarantees.

ARTICLE VII

NOTES

SECTION 7.1. Notation on Notes.

Pursuant to Section 8.05 of the Original Indenture, the Trustee is authorized and instructed to make the appropriate notations on the Notes on the Operative Date to conform Paragraph 15 of the Notes to the text of such paragraph as set forth in Attachment A hereto.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. Effect of Supplemental Indenture; Effectiveness and Operation.

(a) This Supplemental Indenture is a supplemental indenture within the meaning of Section 8.02 of the Original Indenture, and the Original Indenture shall be read together with this Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Original Indenture and this Supplemental Indenture were contained in the same instrument.

(b) In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Supplemental Indenture.

(c) Subject to Section 8.2 of this Supplemental Indenture, in the event that there is a conflict or inconsistency between the Original Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

(d) This Supplemental Indenture shall be effective upon execution hereof by IMC, Mosaic, Cargill Fertilizer, LLC and the Trustee, but the Amendments to the Indenture as set forth in this Supplemental Indenture and the respective Note Guarantees of Mosaic and Cargill Fertilizer, LLC shall not become operative until the Officers’ Certificate set forth in Attachment B hereto has been executed and delivered to the Trustee.

SECTION 8.2. Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the

TIA, the required provision shall control. If any provision of this Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Supplemental Indenture as so modified. If any provision of this Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Supplemental Indenture.

The provisions of TIA §§ 310 through 317 that impose duties on any Person (including the provisions automatically deemed included unless expressly excluded by this Indenture) are a part of and govern this Indenture, whether or not physically contained herein.

SECTION 8.3. Notices.

Section 11.02 of the Original Indenture is hereby amended and restated in its entirety as follows:

“SECTION 11.02. Notices.

Except for notice or communications to Holders, any notice or communication shall be given in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

If to the Company or any Guarantor:

IMC GLOBAL INC.

100 South Saunders Road

Suite 300

Lake Forest, Illinois 60045

Attention: Chief Financial Officer

Fax Number: (847) 739-1802

with a copy to:

SIDLEY AUSTIN BROWN & WOOD LLP

10 S. Dearborn Street

Chicago, Illinois 60603

Attention: Lisa J. Reategui, Esq.

Fax Number: (312) 853-7036

If to the Trustee, Registrar or Paying Agent:

THE BANK OF NEW YORK

101 Barclay Street

Floor 21W

New York, New York 10286

Attention: Corporate Trust Administration

Fax Number: (212) 815-5915

Such notices or communications shall be effective when received and shall be sufficiently given if so given within the time prescribed in this Indenture.

The Company, the Guarantors or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Noteholder shall be mailed to him by first-class mail, postage prepaid, at his address shown on the register kept by the Registrar.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication to a Noteholder is mailed in the manner provided above, it shall be deemed duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by this Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.”

SECTION 8.4. Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

SECTION 8.5. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the state of New York.

SECTION 8.6. Successors.

All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in this Supplemental Indenture shall bind its successor.

SECTION 8.7. Multiple Counterparts.

The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

SECTION 8.8. Table of Contents, Heading, etc.

The table of contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 8.9. Separability.

Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed all as of the date and year first written above.

IMC GLOBAL INC.

By:
Name:
Title:

THE MOSAIC COMPANY

By:
Name:
Title:

CARGILL FERTILIZER, LLC

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

ATTACHMENT A

15. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7) of the Indenture with respect to the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries that are Guarantors) occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to the Company, or the Holders of not less than 25% of the principal amount of the Notes then outstanding, by notice in writing to the Company and the Trustee, may declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(6) or (7) of the Indenture occurs with respect to the Company, Mosaic, Cargill Fertilizer, LLC or any of their respective Significant Subsidiaries that are Guarantors, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, or interest on the Notes or a default in the observance or performance of any of the obligations of the Company under Article Five of the Indenture) if it determines that withholding notice is in their best interests.

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ATTACHMENT B

OFFICERS’ CERTIFICATE

Reference is made to that certain Supplemental Indenture (the “Supplemental Indenture”) dated as of             , 2004 among IMC Global Inc. (the “Company”), The Mosaic Company, Cargill Fertilizer, LLC and The Bank of New York, as Trustee, to the Indenture (such Indenture, as supplemented or amended from time to time, the “Indenture”) dated as of May 17, 2001 among the Company, the Guarantors named therein and The Bank of New York, as Trustee. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

The undersigned,                    , the              of the Company, and             , the              of the Company, hereby certify that the Operative Date has occurred as of the date hereof.

IN WITNESS WHEREOF, we have hereunto signed our names this              day of                      2004.

By:
Name:
Title:

By:
Name:
Title:

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